As filed with the Securities and Exchange Commission on May 7, 2014

Registration No. 333-_______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SIGMA-ALDRICH CORPORATION (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1050617 (I.R.S. Employer Identification No.)
3050 Spruce Street St. Louis, MO 63103 (Address of Principal Executive Offices, Including Zip Code)

Sigma-Aldrich Corporation 2014 Long-Term Incentive Plan (Full title of the plan)

George L. Miller, Esq. Sigma-Aldrich Corporation 3050 Spruce Street St. Louis, MO 63103 (314) 771-5765 (Name, address and telephone number, including area code, of agent for service)

Copy to: R. Randall Wang, Esq. Bryan Cave LLP 211 N. Broadway, Suite 3600 St. Louis, Missouri 63102 (314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑    Accelerated filer ☐    Non-accelerated filer ☐    Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share	7,000,000 shares	$95.80	$670,600,000.00	$86,373.28

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that may be offered or delivered under the Sigma-Aldrich Corporation 2014 Long-Term Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act. The proposed maximum offering price is based on the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Stock Market on May 2, 2014.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Sigma-Aldrich Corporation 2014 Long-Term Incentive Plan (the “Plan”) as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, those documents are not filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as a prospectus under Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that Sigma-Aldrich Corporation (the “Company” or the “Registrant”) has filed with the Commission are incorporated in this Registration Statement by reference:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

(b) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on February 13, 2014 and May 7, 2014; and

(d) the description of the Company’s common stock, par value $1.00 per share, contained in the Company’s Current Report on Form 8-K filed with the Commission on October 25, 2010, including any subsequent amendment or any report filed for the purpose of updating that description, including the Company’s Current Report on Form 8-K filed with the Commission on May 7, 2014.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of actions by or in right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Company’s certificate of incorporation, as amended, provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The Company’s by-laws state that it shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the Company’s request as a director or officer of any other corporation or enterprise. The by-laws further state that the Company may, but shall not be required to, supplement the right of indemnification as described above by:

•	the purchase of insurance on behalf of any one or more of such persons, whether or not the Company would be obligated to indemnify such person;

•	individual or group indemnification agreements with any one or more of such persons; and

•	advances for related expenses of such a person.

We have purchased directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of our certificate of incorporation. We have also entered into indemnity agreements with each of our directors and executive officers, under which our directors and executives officers are generally indemnified, to the fullest extent permitted by the laws of the State of Delaware, against expenses and amounts paid in settlement resulting from any threatened, pending or completed action, suit or proceeding, by reason of their service to the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.   Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 7, 2014.

Sigma-Aldrich Corporation

By:	/s/ George L. Miller
George L. Miller
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George L. Miller, Michael F. Kanan and Jan A. Bertsch and any one or more of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Rakesh Sachdev Rakesh Sachdev	President, Chief Executive Officer and Director (principal executive officer)	May 7, 2014
/s/ Jan A. Bertsch Jan A. Bertsch	Executive Vice President and Chief Financial Officer (principal financial officer)	May 7, 2014
/s/ Michael F. Kanan Michael F. Kanan	Vice President and Corporate Controller (principal accounting officer)	May 7, 2014
/s/ Rebecca M. Berman Rebecca M. Bergman	Director	May 7, 2014
/s/ George M. Church George M. Church	Director	May 7, 2014
/s/ Michael L. Marberry Michael L. Marberry	Director	May 7, 2014
/s/ W. Lee McCollum W. Lee McCollum	Director	May 7, 2014
/s/ Avi M. Nash Avi M. Nash	Director	May 7, 2014
/s/ Steven M. Paul Steven M. Paul	Director	May 7, 2014
/s/ J. Pedro Reinhard J. Pedro Reinhard	Director	May 7, 2014
/s/ D. Dean Spatz D. Dean Spatz	Director	May 7, 2014
/s/ Barrett A. Toan Barrett A. Toan	Chairman and Director	May 7, 2014

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of Sigma-Aldrich Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011)
4.2
Certificate of Amendment to the Certificate of Incorporation of Sigma-Aldrich Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 7, 2014)

4.3	Sigma-Aldrich Corporation By-laws, as amended (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012)
5.1*	Opinion of Counsel
23.1*	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1
Sigma-Aldrich Corporation 2014 Long-Term Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 21, 2014)

* Filed herewith